UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York 10022

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On March 2, 2007, Hudson Highland Group, Inc., (the “Company”) issued a press release announcing that as a result of a review by the Staff of the US Securities and Exchange Commission (the “SEC”), it will restate its 2006 and 2005 results, reflecting the shift of (1) a charge of $643,000 previously included in 2006 results to the applicable periods in 2005, and (2) a charge of $923,000 previously included in 2006 results related to indeterminate periods to the opening retained earnings balance of 2006 in accordance with the SEC’s Staff Accounting Bulletin No. 108.

These adjustments were previously reported and disclosed in the Company’s second quarter 2006 financial results and reduced reported income for 2006. As a result of these changes in second quarter results, the Company’s previously reported income for 2006 will increase by approximately $1.6 million. The Company will include these restatements in its 2006 Form 10-K, which it expects to file on or before March 16, 2007

The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 1, 2007, the Company’s management concluded, with the concurrence of the Audit Committee (the “Committee”) of the Company’s Board of Directors, that the Company’s previously issued consolidated financial statements for the quarter ended September 30, 2005, the year ended December 31, 2005 and the quarter ended June 30, 2006 should not be relied upon because of the facts stated above in Item 2.02, which is incorporated herein by reference, with respect to the pending restatement. The Company will include the restated financial statements for these periods in its 2006 Form 10-K, which it expects to file on or before March 16, 2007.

The restatement will reflect a shift of charges totaling $1,566,000 arising from the Company’s previously disclosed comprehensive second quarter review of the accounting processes supported by the new PeopleSoft accounting and management reporting system the Company implemented last year in its Hudson North America business. In the Company’s Form 10-Q for the three months ended June 30, 2006, the Company reported that it was recording certain adjustments in the second quarter of 2006 found in conjunction with said review. Such adjustments include reductions to receivables and revenue of $943,000 for which the applicable prior period could not practicably be determined and adjustments of $643,000 attributable to 2005 receivables and revenue. The Company received a comment letter from the SEC Staff regarding these adjustments, as a result of which the Company decided to restate its previously reported results for 2006 and 2005. The restatement of the 2006 financial statements results in an increase of $1,566,000 in the Company’s and the Hudson Americas segment’s reported EBITDA, operating income, income from continuing operations and net income, as well as an increase in basic and diluted earnings per share by $0.06. The restatement also reduces the Company’s and the Hudson Americas segment’s reported 2005 EBITDA, operating income, income from continuing operations and net income by $0.6 million, as well as decreased basic and diluted earnings per share by $0.03. In connection with the Company’s adoption of Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), the Company classified the $0.9 million adjustment, for which the applicable prior period could not practicably be determined, as a cumulative adjustment to opening retained deficit in 2006.

The Committee and management of the Company have discussed the matters associated with the restatement disclosed in this Current Report on Form 8-K with BDO Seidman, LLP, the Company’s independent registered public accounting firm.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following is being furnished as an Exhibit to this report:

Exhibit Number	Description of Exhibit
99.1	Press release dated March 2, 2007, issued by Hudson Highland Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date March 6, 2007	By:	/s/ MARY JANE RAYMOND
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number
(99.1)	Press release dated March 2, 2007, issued by Hudson Highland Group, Inc